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                     May 1, 2023

       Sungwoo Hyung
       Chief Financial Officer
       Valuence Merger Corp. I
       4 Orinda Way, Suite 100D
       Orinda, CA 94563

                                                        Re: Valuence Merger
Corp. I
                                                            Amended Preliminary
Proxy Statement filed on Schedule 14A
                                                            Filed April 28,
2023
                                                            File No. 001-41304

       Dear Sungwoo Hyung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Melissa Curvino, Esq.